Exhibit 99.1

Contact:	Darrell W. Crate Affiliated Managers Group, Inc. (617) 747-3300

AMG Completes Purchase of Additional 19% Interest in Friess Associates

Boston, MA, November 2, 2004 – Affiliated Managers Group, Inc. (NYSE: AMG) announced that it has completed its previously announced purchase of an additional 19% interest in Friess Associates, LLC (“Friess Associates”) from Friess Associates’ founder and Chairman, Foster Friess, pursuant to the terms of AMG’s original investment in the firm on October 31, 2001.  AMG now holds a 70% interest in Friess Associates.  The remaining equity ownership of the firm is held by a broad group of Friess Associates professionals.

Friess Associates is the advisor to the highly regarded Brandywine family of no-load mutual funds and also advises separate portfolios for charitable foundations, major corporations and high net worth individuals.  Friess Associates manages growth equity portfolios with a discipline that focuses on companies whose earnings are typically growing by at least 20% per year and whose stocks sell at reasonable price-to-earnings ratios.  Friess Associates’ management team is led by Chief Executive Officer and Chief Investment Officer, Bill D’Alonzo, as well as a deep team of seasoned investment professionals.

Founded in 1993, AMG is an asset management company that acquires and holds majority equity investments in a diverse group of mid-sized investment management firms.  Pro forma for its pending investment in TimesSquare Capital Management and acquisition of the Fremont Funds, AMG’s affiliated investment management firms managed approximately $109 billion in assets as of September 30, 2004.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to close pending investments, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2003.

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For more information on Affiliated Managers Group, Inc.,
please visit AMG’s Web site at www.amg.com.